Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BioDrain Medical, Inc.

          We, the undersigned, of full age, for the purpose of forming a corporation under and pursuant to Minnesota Statutes, Chapter 302A in accordance with Section 302A.133, and laws amendatory thereof and supplementary thereto, adopt the following Articles of Incorporation.

ARTICLE I

          Name: The name of this Corporation shall be BioDrain Medical, Inc.

ARTICLE II

          Duration: The duration of this Corporation shall be perpetual.

ARTICLE III

          Purpose: The purposes for which this Corporation is organized are as follows:

a.	General Business purposes.

b.	To manufacture, buy, sell, deal in, and to engage in, contact, and carry on the business of manufacturing, buying, selling and dealing in, goods, wares and merchandise of every class and description.

c.

To purchase, acquire, hold, improve, sell, convey, assign, release, mortgage, encumber, lease, hire and deal in and otherwise dispose of real and personal property of every kind, name and nature, within or without the state, including stocks, securities and obligations, and to loan money and take securities for the payment of all sums due the corporation, and to sell, assign and release such securities, and to take real and personal property by Will and gift.

d.

To carry out the purposes herein above set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the laws thereof; and, in the case of any state, territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, to limit, in any certificate for application to do business, the purpose or purposes which the corporation proposes to carry on therein to such as are not forbidden by the law thereof.

ARTICLE IV

          Registered Office: The location and post office address of the registered office of the corporation, in the State of Minnesota, is 699 Minnetonka Highlands Lane, Orono, MN 55356-9728.

ARTICLE V

          Authorized Shares: The total number of par value shares which this corporation shall have authority to issue is 10 million shares with a par value of one cent ($.01) per share; all of such shares shall be common stock.

ARTICLE VI

          Stated Capital: The amount of stated capital with which this corporation shall begin business will be One Thousand Dollars ($10,000.00).

ARTICLE VII

          Directors: The names and post office addresses of the First Directors, whose term of office shall extend until the first annual meeting of the shareholders, or until their successors are elected and have qualified, are as follows:

          Lawrence W. Gadbaw 699 Minnetonka Highlands Lane, Orono, Minnesota, 55356

          j.j.a.w.w., LLC (In the person of Jeffrey K. Drogue, its Governor)
          4112 Xerxes Avenue South, Minneapolis, Minnesota 55410

          Peter L. Morawetz 2433 Sheridan Avenue South, Minneapolis, Minnesota 55405

          Gerald D. Rice 7389 Bolton Way, Inver Grove Heights, Minnesota 55076

ARTICLE VIII

          Incorporators: The names and post office addresses of each of the incorporators are as follows:

          Lawrence W. Gadbaw 699 Minnetonka Highlands Lane, Orono, Minnesota, 55356

          j.j.a.w.w., LLC (In the person of Jeffrey K. Drogue, its Governor)
          4112 Xerxes Avenue South, Minneapolis, Minnesota 55410

          Peter L. Morawetz 2433 Sheridan Avenue South, Minneapolis, Minnesota 55405

          Gerald D. Rice 7389 Bolton Way, Inver Grove Heights, Minnesota 55076

ARTICLE IX

          Corporate Powers: This corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, and in furtherance and not in limitation, of the powers conferred by the laws of the State of Minnesota upon corporation s organized for the foregoing purposes, the corporation shall have the power to acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or of any domestic or foreign corporation, and while the holder of such shares, to exercise all the privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do, by the president of this corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such share.

ARTICLE X

          By-Laws Change: Authority to make or alter By-Laws is hereby vested in the Board of Directors subject to the power of the stockholders to change or repeal such By-Laws; provided, however, that the Board of Directors shall not make or alter any By-Laws fixing their number, qualifications, classifications or terms of office.

          In Testimony Whereof, the undersigned incorporators are persons who are of full age, and have hereto signed these Articles of Incorporation, this 23rd day of April 2002.

Lawrence W. Gadbaw

Peter L. Morawetz

j.j.a.w.w., LLC (In the person of Jeffery K. Drogue, its Governor)

Gerald D. Rice